MAXIM TEP, INC.
2005 INCENTIVE COMPENSATION PLAN

1. **Purpose.** The purpose of the 2005 Incentive Compensation Plan (this "Plan") of Maxim TEP, Inc. ("Maxim") is to increase stockholder value and to advance the interests of Maxim and its subsidiaries (collectively, the "Company") by furnishing a variety of equity incentives (the "Incentives") designed to attract, retain and motivate employees, directors, consultants and advisors and to strengthen the mutuality of interests between such persons and Maxim's stockholders. Incentives consist of opportunities to purchase or receive shares of Maxim's common stock, $.00001 par value per share (the "Common Stock"), on terms determined under this Plan. As used in this Plan, the term "subsidiary" means any corporation, limited liability company or other entity of which Maxim owns (directly or indirectly) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code"), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

2. **Administration.**

2.1 **Composition.** This Plan shall be administered by the Board of Directors of Maxim (the "Board"), which may from time to time delegate all or a part of its authority under the Plan to a committee of the Board (or a subcommittee thereof) with two or more members. To the extent of any such delegation, unless otherwise provided herein, references in this Plan to the Board shall be deemed to be references to this committee or subcommittee.

2.2 **Authority.** The Board shall have authority to award Incentives under this Plan, to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the "Incentive Agreements") and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Its decisions concerning matters relating to this Plan shall be final, conclusive and binding on the Company and participants.

3. **Eligible Participants**. Each director who is not an employee of the Company (an "Outside Director") will receive options as specifically provided in Section 7 hereof. In addition, employees, consultants and advisors of the Company shall receive Incentives under the Plan only when designated by the Board. Participants may be designated individually or by groups, as deemed appropriate.

4. **Types of Incentives.** Incentives may be granted under the Plan to eligible participants in the forms of (a) nonqualified stock options, (b) incentive stock options, and (c) restricted stock.

5. **Shares Subject to this Plan.** The shares of Common Stock with respect to which Incentives may be granted under this Plan shall be subject to the following:

5.1 Type of Common Stock. The shares of Common Stock with respect to which Incentives may be granted under this Plan may be currently authorized but unissued shares or shares currently held or subsequently acquired by the Company as treasury shares.

5.2 Maximum Number of Shares. Subject to the other provisions of this Section 5, the maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under this Plan shall be five million shares of Common Stock.

5.3 Share Counting. To the extent any shares of Common Stock covered by an Incentive are not delivered to a participant or beneficiary because the Incentive is forfeited or canceled, or the shares of Common Stock are not delivered because the Incentive is paid or settled in cash such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as Incentives and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under this Plan.

5.4 Adjustment. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 5 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Board shall make any other adjustment that it determines to be equitable, including without limitation adjustments to the exercise price of any option and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

6. Stock Options. An option is the right to purchase shares of Common Stock from Maxim. The Board may grant incentive stock options (as such term is defined in Section 422 of the Internal Revenue Code) or non-qualified stock options. Except as otherwise provided in Section 7 hereof, each option granted by the Board under this Plan will be subject to the following terms and conditions and any other terms and conditions provided in the Incentive Agreement between Maxim and the participant.

6.1 Price. The exercise price per share shall be determined by the Board, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the Fair Market Value (as defined below) of a share of Common Stock on the date of grant, except in the case of a stock option granted in assumption of or in substitution for an outstanding award of a company acquired by Maxim or with which Maxim combines.

6.2 Number. The number of shares of Common Stock subject to the option shall be determined by the Board and specified in the Incentive Agreement, subject to the limitations and adjustments provided in Section 5 hereof.

6.3 Duration and Time for Exercise. Subject to earlier termination as provided in Section 9.4, the term of each stock option shall be determined by the Board. Each stock option shall become exercisable at such time or times during its term as shall be

determined by the Board. The Board may accelerate the exercisability of any stock option at any time.

6.4 Manner of Exercise. An option may be exercised, in whole or in part, by delivering written notice to Maxim, specifying the number of shares of Common Stock to be purchased and accompanied by the full exercise price for such shares. The option exercise price shall be payable upon exercise of the option and may be paid in cash or by check. If the Common Stock is listed for trading on a national securities exchange or prices of the Common Stock are quoted on a national quotation system, the option exercise price may also be paid by delivery of shares of Common Stock in payment of all or any part of the exercise price, which shares shall be valued for this purpose at the Fair Market Value on the date such Option is exercised or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker approved by Maxim (with a copy to Maxim) to promptly deliver to Maxim the amount of sale or loan proceeds to pay the exercise price. The exercise price may also be paid in such other manner as may be authorized from time to time by the Board. In the case of delivery of an uncertified check upon exercise of an option, no shares shall be issued until the check has been paid in full.

6.5 Rights as a Stockholder. Prior to the issuance of shares of Common Stock upon the exercise of an option, a participant in the Plan shall have no rights as a stockholder with respect to such shares. Upon exercise of the option, in whole or in part, in accordance with the terms of this Plan and the Incentive Agreement, including payment of the exercise price and upon satisfaction of any other requirements deemed necessary by Maxim, Maxim shall issue to the participant or such other person exercising the option, as the case may be, the number of shares of Common Stock purchased, less any withholding requirements if not otherwise satisfied, and shall deliver certificates therefor as soon as practicable thereafter. The certificates for the shares issued hereunder shall, unless such shares are registered under applicable federal and state law, bear a legend restricting transferability of such shares under law and any other legends required by Maxim.

6.6 Incentive Stock Options. Notwithstanding anything in this Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options.

(a) Any incentive stock option authorized under this Plan shall contain such other provisions as the Board shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options;

(b) All incentive stock options must be granted within ten years from the date on which this Plan was adopted by the Board;

(c) Unless sooner exercised, all incentive stock options shall expire no later than ten years after the date of grant;

(d) No incentive stock option shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Internal

Revenue Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation;

(e) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as incentive stock options;

(f) Incentive stock options may be granted under the Plan only if the Plan has been approved by the stockholders of the Company within 12 months of the date of adoption of the Plan by the Board; and

(g) An incentive stock option may not be exercised more than three months after termination of employment, except in the case of death or disability, and an incentive stock option may not be exercised more than one year after termination of employment as a result of disability.

7. **Grants of Options to Outside and Advisory Directors.** On May 13, 2005, each Outside Director serving on the Board shall receive an option to acquire 150,000 shares of Common Stock, and each Advisory Director serving on the Board shall receive an option to acquire 75,000 shares of Common Stock, and any Outside Director or Advisory Director who is elected thereafter will likewise receive an option to acquire 150,000 shares or 75,000 shares, respectively, of Common Stock on the date he is elected to the Board (each such grant referred to herein as an "Initial Grant"). In addition, for as long as the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, each Outside Director and Advisory Director serving on the Board shall automatically be granted an option to acquire 150,000 shares or 75,000 shares, respectively, of Common Stock each year on the anniversary date of his or her respective Initial Grant.

7.1 **Price.** The exercise price per share of each option granted to an Outside Director shall be equivalent to the Fair Market Value (as defined below) of a share of Common Stock on the applicable grant date, subject to adjustment under Section 5.4 hereof.

7.2 **Vesting**. Each option granted to an Outside Director or Advisory Director shall vest in one-third increments on each of the first three anniversary dates of his or her date of grant.

7.3 **Term and Forfeiture.** In no event may the term of an option granted to an Outside Director exceed ten years unless approved by the Board. Should an Outside Director cease for any reason to be a member of the Board of Directors of the Company, any options held by such director that have not vested as of the date he ceases to serve as a director shall lapse and be forfeited.

8. **Restricted Stock.**

8.1 **Grant of Restricted Stock**. An award of restricted stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Board may determine, subject to the provisions of this Plan.

8.2 **Restricted Period**. At the time an award of restricted stock is made, the Board shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the "Restricted Period"). Each award of restricted stock may have a different Restricted Period. Incremental periodic vesting of portions of the award during the Restricted Period is permitted. Unless otherwise provided in the Incentive Agreement, the Board may in its discretion declare the Restricted Period terminated upon a participant's death, disability, retirement or other termination by the Company and permit the sale or transfer of the restricted stock.

8.3 **Escrow**. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

> The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the Maxim TEP, Inc. 2005 Incentive Compensation Plan (the "Plan") and an agreement entered into between the registered owner and Maxim TEP, Inc. thereunder. Copies of this Plan and the agreement are on file and available for inspection at the principal office of the Company.

8.4 **Dividends on Restricted Stock**. Any and all cash dividends, stock dividends and property distributions paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Board may, in its discretion, prescribe in the Incentive Agreement.

8.5 **Forfeiture**. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends or any property distributions, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 5.4 due to a recapitalization, stock split or other change in capitalization.

8.6 **Expiration of Restricted Period**. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Board or at such earlier time as provided for in Section 8.2 and in the Incentive Agreement or an amendment

thereto, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant's estate, as the case may be.

8.7 Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of Common Stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares.

9. General.

9.1 Duration. The Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or terminated under the terms of the Plan or applicable Incentive Agreement, and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

9.2 Transferability of Incentives. No Incentive granted hereunder may be transferred, pledged, assigned or otherwise encumbered by the holder thereof except by will or by the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect. During the lifetime of the participant, an option may be exercised only by the participant or, during the period the participant is under a legal disability, by the participant's guardian or legal representative.

9.3 Dividend Equivalents. In the sole and complete discretion of the Board, an Incentive may provide the holder thereof with dividends or dividend equivalents, payable in cash, shares, other securities or other property on a current or deferred basis.

9.4 Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of or to otherwise provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Board and set forth in the Incentive Agreement.

9.5 Additional Conditions. Anything in this Plan to the contrary notwithstanding:

(a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares

of Common Stock issued pursuant thereto for his own account for investment and not for distribution;

(b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company; and

(c) if in connection with a public offering of Maxim securities, the underwriters for such offering require that securities of Maxim be subject to a lock-up agreement pursuant to which such securities, including the securities underlying the Incentives, may not be sold for a certain period, then participants will be bound by such lock-up agreement (which may be set forth in the participant's Incentive Agreement or in a separate instrument), and Maxim may refuse to issue shares of Common Stock issuable pursuant to an Incentive unless the participant has entered into such an agreement.

9.6 Incentive Agreements. An Incentive under this Plan shall be subject to such terms and conditions, not inconsistent with this Plan, as the Board may, in its sole discretion, prescribe and set forth in the Incentive Agreement. Such terms and conditions may provide for the forfeiture of an Incentive or the gain associated with an Incentive under certain circumstances to be set forth in the Incentive Agreement, including if the participant competes with the Company or engages in other activities that are harmful to the Company. All terms and conditions of any Incentive shall be reflected in such form of Incentive Agreement as is determined by the Board. A copy of such document shall be provided to the participant, and the Board may, but need not, require that the participant duly execute and deliver to the Company a copy of such document as a condition precedent to the effectiveness of the grant of the Incentive. Such document is referred to in this Plan as an "Incentive Agreement" regardless of whether a participant's signature is required.

9.7 Withholding.

(a) The Company shall have the right to withhold from any payments or stock issuances under this Plan, or to collect as a condition of payment, any taxes required by law to be withheld.

(b) If permitted by the Board, a participant may, but is not required to, satisfy his or her withholding tax obligation in whole or in part by electing (the "Election") to have the Company withhold from the shares the participant otherwise would receive shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common

Stock on the date that the amount of tax to be withheld shall be determined (the "Tax Date"). Each Election must be made prior to the Tax Date.

9.8 No Continued Employment. No participant under this Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

9.9 Amendment or Discontinuance of this Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may, except for actions permitted by Section 5.4, materially impair, without the consent of the recipient, an Incentive previously granted.

9.10 Definition of Fair Market Value. Whenever the "Fair Market Value" of Common Stock or some other specified security must be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date and if shares are not traded on such day, on the next preceding trading date, (ii) if the Common Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Board in good faith.

9.11 Governing Law. The Plan and any related Incentive Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction.

Adopted by the Board of Directors on May 13, 2005.